Exhibit 10.9

INTELLECTUAL PROPERTY ASSIGNMENT

This INTELLECTUAL PROPERTY ASSIGNMENT (this “Agreement”) is entered into on July 26, 2005, by and between OPTA SYSTEMS, LLC, a limited liability company organized and existing under the laws of the State of Delaware and doing business as “GoVideo,” having its principal place of business and mailing address at 7835 East McClain Drive, Scottsdale, Arizona 85016 (“Assignor”) and TCL MULTIMEDIA TECHNOLOGY HOLDINGS LIMITED, a company organized and existing under the laws of the Cayman Islands, having a place of business and mailing address at 13/F, TCL Tower, 8 Tai Chung Road, Tsuen Wan, N.T., Hong Kong or its designee (“Assignee”).

A.            Assignee desires to acquire and Assignor desires to transfer Assignor’s entire right, title and interest, including, any applications for the trademarks, service marks, trade names, domain names, patents, patent applications (including any idea, design, concept, method, process, technique, apparatus, software, invention, discovery or improvement), copyrights and all intellectual properties listed on Schedule A hereto (collectively, the “Intellectual Property”).

B.            Assignee desires to enter into this Agreement for the purpose of, among other things, recording its ownership of the Intellectual Property in the corresponding government patent and trademark offices throughout the world.

AGREEMENT

NOW THEREFORE, in exchange for mutual promises and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.             Assignment of Rights.  Assignor does hereby assign, transfer as legal and beneficial owner unto Assignee all of Assignor’s rights, title and interest in and to the Intellectual Property, including, any pending applications for the Intellectual Property, registrations issuing therefrom and common law rights established in connection therewith, together with that part of the goodwill of its business in connection with which the Intellectual Property were used, as well as the right to recover damages and profits for past infringement therefor, said rights to be held and enjoyed by Assignee, for its own use and benefit and for the use and benefit of its successors, assigns or other legal representatives as fully and entirely as the same would have been held and enjoyed by Assignor if the parties hereto had not entered into this Agreement.  Assignor further agrees to execute any and all documents and do any such further acts that shall be required in order for Assignee to secure such rights within 60 days.

2.             Further Assurances.  The parties hereto agree to implement this Agreement by executing or causing to be executed such additional documents as may be necessary to fully protect the Intellectual Property and effectively to carry out the terms of this Agreement in accordance with applicable laws and regulations of the separate countries and territories, including but not limited to such forms as may be required by such countries or territories in lieu of the attached Notarial Certificate as vehicles to convey all rightful titles of the Intellectual Property.

3.             Covenants.  Assignor hereby covenants and agrees that it will cooperate with the Assignee to enable Assignee to enjoy, to the fullest extent, Assignor’s right, title and interest in and to the Intellectual Property conveyed herein.  Assignor’s cooperation shall include, without compensation but at no expense to the Assignor: (1) a request by the Assignor to the appropriate patent, trademark or other government offices to record this Agreement and issue new certificates of assignment and registration of the Intellectual Property in Assignee’s name; (2) the prompt production of pertinent facts and documents, (3) the giving of testimony, execution and delivery of petitions, oaths, declarations or other documents, and (4) such other assistance relating to the Intellectual Property, all to the extent necessary for (a) the continued prosecution, if any, of the Intellectual Property, including the making and prosecution of foreign applications for the Intellectual Property or for marks related thereto that the Assignee may elect to pursue stemming from the Intellectual Property, (b) new application to be made worldwide by Assignee or its subsequent assignee based on the Intellectual Property and (c) the processing and implementation of this Agreement expeditiously.  As security for the performance by the Assignor of its obligations under this clause, if the Assignor fails to execute any document or perform any act required pursuant to this Agreement, the Assignee shall have the right to do so in the place and stead of the Assignor as the lawful appointed attorney of the Assignor and the Assignor shall confirm and ratify and be bound by any and all of such actions pursuant to this clause.

4.             Representations, Warranties and Undertakings.  Except as set forth on Schedule A hereto, Assignor warrants, represents and undertakes as follows:

a.               Assignor is the only beneficial and legal owner of the right, title and interest in and to any and all Intellectual Property;

b.              to the knowledge of Assignor, none of the Intellectual Property infringes any rights of a third party including, without limitation, any patent rights, copyright, design rights or rights of confidence;

c.               to the knowledge of Assignor, the Intellectual Property is original except for material in the public domain, and does not contain any libelous material or injurious instructions, nor does it infringe any patent, copyright, trade name, trademark or trade secret, nor invade or violate any right of privacy, personal or proprietary right in such jurisdiction where the rights are registered, or other common law or statutory right;

d.              each of the representations and warranties set out in this Agreement shall be separate and independent from each other and shall be deemed to have been repeated upon the assignment pursuant to Clause 1 above; and

e.               Assignor shall, for a period of six months from the date hereof, indemnify and hold Assignee harmless from and against all actions, claims, expenses, fees, proceedings, costs, charges, demands, loss, damages and liabilities now or hereafter brought against or incurred by Assignee, or against or incurred by any person for whose act or omission Assignee may be liable, resulting from any breach by Assignor of the above warranties or any other provisions of this Agreement or out of any claim by a third party based on any facts which if substantiated would constitute such a breach.  The aggregate amount required to be paid by Assignor pursuant to this Section 4e shall not exceed $200,000.

5.             No Conflicts; Authority.  Assignor hereby warrants and represents that it has not entered and will not enter into any assignment, contract, lien, license, claim, mortgage, charge, pledge or encumbrance of any kind or understanding in conflict herewith.  Assignor hereby covenants that it has full right to convey the entire interest herein assigned.

6.             Successors and Assigns.  The terms and covenants of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, legal representatives and assigns.

IN WITNESS THEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective officer or officers thereunto duly authorized.

OPTA SYSTEMS, LLC

By:
Name:	/s/ David Xiong
Title: Chief Executive Officer

TCL MULTIMEDIA TECHNOLOGY HOLDINGS LIMITED

By:
Name:	/s/ Li Dong Sheng
Title: Chairman